Exhibit 21.1

SUBSIDIAIRES OF Lytus Technologies Holdings PTV. LTD.

Subsidiaries	Place of Incorporation
Lytus Technologies Private Limited (100% owned)	India
DDC CATV Network Private Limited (51% owned)	India